Exhibit 10.1

SCHEDULE A

APA Corporation

2024 Performance Share Program

AWARD NOTICE

Recipient Name:	[Name]

Company:	APA Corporation

Notice:	A summary of the terms of Conditional Grants of Restricted Stock Units (“RSUs”) and a Cash-Based Award for a formulaic amount and treated as a Performance Award (“Cash Award”) under the 2024 Performance Share Program is set out in this notice (the “Award Notice”) but subject always to the terms of the APA Corporation 2016 Omnibus Compensation Plan, as amended (the “Plan”) and the 2024 Performance Share Program Agreement (the “Agreement”). In the event of any inconsistency between the terms of this Award Notice, the terms of the Plan and the Agreement, the terms of the Plan and the Agreement shall prevail. The Conditional Grants are both Cash-Based Awards under Section 10 of the Plan and are subject to the provisions of the Plan governing Performance Awards.

Selected Eligible Persons have been awarded Conditional Grants of APA Corporation RSUs and the Cash Award in accordance with the terms of the Plan and the Agreement.

Details of the RSUs and the Cash Award which you are conditionally entitled to receive are provided to you in this Award Notice and maintained on your account at netbenefits.fidelity.com.

Type of Award:	Conditional awards of RSUs (for the TSR and ESG performance measures) and the Cash Award (for the CROIC performance measure) based on a target percentage of annual base salary determined at the beginning of the Performance Period derived from job level (each, a “Conditional Grant”).

Restricted Stock Unit:	A Restricted Stock Unit (“RSU”) as defined in the Plan and meaning the right granted to the Recipient of the Conditional Grant, as adjusted at the end of the Performance Period, to receive one share of Stock or the cash equivalent thereof for each RSU at the end of the specified Vesting Period.

Cash Award:	A Cash-Based Award as defined in the Plan and meaning the right granted to the Recipient of the Conditional Grant, as adjusted at the end of the Performance Period, to receive a formulaic amount of cash at the end of the specified Vesting Period.

Stock:	The $0.625 par value common stock of the Company or as otherwise defined in the Plan.

Grant:	Conditional Grants related to ______ Restricted Stock Units (“Target RSUs”) and the $____ Cash Award (“Target Cash Award”).

Grant Date:	[Date]

Conditions:	Subject always to the terms of the Plan and the Agreement, the Conditional Grants of RSUs and the Cash Award shall be made as of the Grant Date. At the end of the Performance Period, the Committee shall derive and confirm the number of Conditional Grant RSUs that will actually be awarded as RSUs and the dollar amount of the Conditional Grant Cash Award that will actually be awarded in cash to the Recipient based upon measurement of the specific performance goals, applicable performance percentage levels and applicable weighting percentages during the Performance Period as set forth in Schedule B to the Agreement, provided that the Recipient remains an Eligible Person and employed by the Company or its Affiliate as of the final day of the Performance Period. Once granted at the conclusion of the Performance Period, such RSUs and the Cash Award shall remain subject to a vesting schedule (as set forth below) (the “Vesting Period”). Once vested, the Recipient shall be paid the value of his or her RSUs in cash and the cash amount of the Cash Award (in each case, net of cash withheld for applicable tax withholdings) provided that the Recipient remains employed as an Eligible Person during the Vesting Period including the vesting date.

Performance Measure:	The performance measures for the Conditional Grants, the performance percentage levels, and the applicable weighting percentages to be applied over the Performance Period are set forth on Schedule B to the Agreement.

At the end of the Performance Period, the Committee shall determine and certify the attainment of each performance goal based on the established performance percentage levels and apply the applicable weighting percentages to determine the Final RSU Amount and the Final Cash Award Amount to be awarded to each Recipient.

Performance Period:	The three-year period commencing January 1, 2024 and ending December 31, 2026.

Vesting Period:	Except upon a change of control (as described below), death or Disability (as described below), or Retirement (as described below), cessation of employment during the Performance Period shall result in the immediate forfeiture of the entire amount of the Conditional Grants. Any such RSUs and Cash Award awarded shall vest in accordance with the following schedule, provided that the Recipient remains employed as an Eligible Person as of such vesting date:

First trading day following the close of the Performance Period – 50% vested.

First trading day on or after the anniversary of the first trading day following the close of the Performance Period – an additional 50% vested.

Except as described below, cessation of employment will result in the immediate forfeiture of all unvested RSUs and the Cash Award.

Upon such vesting, the applicable amount of cash, subject to required tax withholding, shall be paid by the Company to the Recipient within sixty (60) days of such vesting date.

Vesting is accelerated to 100% upon the Recipient’s death or cessation of employment by reason of Disability during the Performance Period or the subsequent Vesting Period (or, only in the case of death, while treated as an Eligible Person following Retirement (as described herein)). Upon death or cessation of employment by reason of Disability during the Performance Period, (i) the Target RSUs shall vest and (ii) the Target Cash Award shall vest. Upon such vesting, the applicable amount of cash, subject to required tax withholding, shall be paid by the Company to the Recipient’s designated beneficiary, legal representatives, heirs, or legatees, as applicable, in accordance with the terms of the Plan and this Agreement. The Recipient can name a beneficiary on a form approved by the Committee.

Vesting is accelerated to 100% upon the Recipient’s Involuntary Termination or Voluntary Termination with Cause occurring (i) on or after a Change of Control which occurs on or before the end of the Performance Period provided that the Recipient is an Eligible Person at the time of such termination, with (a) vesting of the Target RSUs and (b) vesting of the Target Cash Award, or (ii) on or after a Change of Control which occurs after completion of the Performance Period. Upon such vesting, the applicable amount of cash, subject to required tax withholding, shall be paid by the Company to the Recipient within thirty (30) days of such vesting date.

If, after the first three (3) months of the Performance Period (and not before), the Recipient’s termination of employment from the Company and the Affiliates occurs by reason of his or her Retirement, the Recipient shall be deemed to continue to be employed as an Eligible Person for purposes of this Grant and shall continue to vest with respect to a specified percentage of RSUs and the Cash Award over the Vesting Period provided that the Recipient meets the Retirement Conditions set forth in section 6 of the Agreement. In the event of a Change of Control after the Recipient retires during the period commencing on the first day following the first three (3) months of the Performance Period and ending on the last day of the Vesting Period, vesting is accelerated to 100% for such Recipient upon the occurrence of the Change of Control. In the event of a Change of Control prior to the Recipient’s termination of employment by reason of Retirement and after the first three (3) months of the Performance Period and ending on the last day of the Vesting Period, the Recipient shall become 100% vested upon the Recipient’s termination of employment by reason of Retirement. Unless expressly otherwise provided in the Agreement with respect to Retirement and Change of Control, the applicable amount of cash, subject to required tax withholding, shall be paid by the Company to the Recipient upon the earlier to occur of a 409A Change of Control or the normal vesting dates (in the applicable percentage amounts). Payment shall be made within thirty (30) days of a 409A Change of Control or within sixty (60) days of the normal vesting dates, whichever is applicable.

Withholding:	The Company and the Recipient will comply with all federal and state laws and regulations respecting the required withholding, deposit and payment of any income, employment, or other taxes relating to the Grants.

Clawback:	These Grants are subject to the Company’s Executive Compensation Clawback Policy (a copy of which is provided with this Notice) and the recoupment and reimbursement policies as provided in the Agreement.

Dividends on RSUs:	The Company will credit each of the Recipient’s Conditional Grant RSUs and RSUs, as applicable, with Dividend Equivalents. For purposes of this Grant, a Dividend Equivalent is an amount equal to the cash dividend payable per share of Stock multiplied by the number of shares of Stock then underlying such outstanding Conditional Grant RSUs or RSUs, as applicable. Such amount will be credited to a book entry account on Recipient’s behalf at the time the Company pays any cash dividend on its Stock. The Recipient’s rights in any such Dividend Equivalents will vest at the same time as, and only to the extent that, the underlying Conditional Grant RSUs or RSUs, as applicable, vest and will be distributed at the same time in cash (subject to applicable withholdings), and only to the extent, as the related RSUs are to be distributed to the Recipient as provided in the Agreement and to which such Dividend Equivalents apply. Dividend Equivalents on Conditional Grant RSUs will accrue and be credited by the Company but will be subject to the same performance goals, applicable performance percentage levels and applicable weighting percentages as the related Conditional Grant RSUs. Dividend Equivalents (as so adjusted) will not be paid to a Recipient until such Recipient becomes vested in the related RSUs granted at the end of the Performance Period and will be forfeited in the event of the forfeiture and cancellation of the related Conditional Grant RSUs and RSUs pursuant to this Agreement.

Acceptance:	Please complete the on-line grant acceptance as promptly as possible to accept or reject your Conditional Grants. You can access this through your account at netbenefits.fidelity.com. By accepting your Conditional Grants, you will have agreed to the terms and conditions set forth in the Agreement, including, but not limited to, the non-compete and non-disparagement provisions set forth in sections 6 and 7 of the Agreement, and the terms and conditions of the Plan. If you do not accept your grant, your Conditional Grants and the related RSUs and the Cash Award will not vest and you will be unable to receive your Conditional Grants or the related RSUs and the Cash Award.

SCHEDULE B

APA Corporation

2024 Performance Share Program

PERFORMANCE MEASURES

Performance Goals:	1. Total Shareholder Return

At the end of the Performance Period, the Committee shall derive and confirm a portion of the number of Conditional Grant RSUs that will actually be awarded as RSUs to the Recipient based upon measurement of total shareholder return (“TSR”) of Stock as compared to a designated Peer Group during the Performance Period, provided that the Recipient remains an Eligible Person and employed by the Company or its Affiliate as of the final day of the Performance Period.

TSR is determined by dividing (i) the sum of the cumulative amount of a company’s or index fund’s dividends for the performance period (assuming same-day reinvestment into the company’s common stock or index fund on the ex-dividend date) and the share price of the company or index fund at the end of the performance period minus the share price at the beginning of the performance period by (ii) the share price at the beginning of the performance period.

•  Begin Price = Average per share closing price of a share or share equivalent on the applicable stock exchange for the three calendar months immediately preceding the beginning of the performance period

• End Price = Average per share closing price of a share or share equivalent on the applicable stock exchange for the last three calendar months of the performance period

• Dividends = Includes dividends paid throughout performance period

• TSR ranking compared to designated Peer Group (21 companies and one index selected twice)

• Antero Resources Corp.

• Chevron Corporation

• Civitas Resources, Inc.

• CNX Resources Corporation

• ConocoPhillips Company

• Coterra Energy Inc.

• Devon Energy Corporation

• Diamondback Energy, Inc.

• EOG Resources, Inc.

• EQT Corporation

• Exxon Mobil Corporation

• Kosmos Energy Ltd.

• Magnolia Oil & Gas Corporation

• Matador Resources Company

• Marathon Oil Corporation

• Murphy Oil Corporation

• Occidental Petroleum Corporation

• Ovintiv Inc.

• PDC Energy, Inc.

• Range Resources Corporation

• Southwestern Energy Company

• S&P 500 Index

• S&P 500 Index

•  APA’s performance over a three-year performance period will be directly ranked within the peer group, resulting in the application of a single multiplier to the target shares to derive the number of shares awarded. The multiplier will range from 0 for performance in the bottom 3 to 2.0 for ranking in the top 3 among the peer group.

• Should consolidation among peers in the marketplace occur, the ranking schedule would adjust to accommodate the reduced number of peers.

2. Business Performance

The Committee shall derive and confirm a portion of the Conditional Grant Cash Award that will actually be awarded as cash to the Recipient based upon a performance target determined at the beginning of the Performance Period related to the following criteria:

• Cash Return on Invested Capital

Performance is measured based on the three-year average relative to target.

3. Environmental, Social, and Governance

The Committee shall derive and confirm a portion of the number of Conditional Grant RSUs that will actually be awarded as RSUs to the Recipient based upon environmental, social, and governance (“ESG”) targets determined at the beginning of the Performance Period related to the following criteria:

• Reduce the Company’s global methane intensity

The Committee will consider all of the above performance measures related to the Company as a whole as follows:

Metric	Weighting	Threshold	Target	Max
Total Shareholder Return	40%	21st	Between 12th and 11th	1st – 3rd
Cash Return on Invested Capital	40%	50%	100%	200%
Reduce methane intensity	20%	50%	100%	200%

Performance Period:	Three calendar years
• 1/1/2024 to 12/31/2026

Measurement:	1. Total Shareholder Return

At the conclusion of the three-year performance period, a calculation of TSR performance will be made and confirmed. The TSR portion of the total Target RSUs will be determined based upon the final TSR performance as follows:

Rank Against Peers	Payout Multiple
1	2.00
2	2.00
3	2.00
4	1.95
5	1.84
6	1.73
7	1.62
8	1.50
9	1.39
10	1.28
11	1.17
12	0.95
13	0.95
14	0.85
15	0.75
16	0.65
17	0.55
18	0.45
19	0.35
20	0.25
21	0.15
22	0.00
23	0.00
24	0.00

If APA’s absolute TSR for the three-year performance period is negative, the TSR portion of the total Target RSUs will be capped at the 1.00 Payout Multiple, regardless of whether the Rank Against Peers above achieved a higher Payout Multiple.

2. Business Performance

Cash Return on Invested Capital will be evaluated over the three-year Performance Period against a performance target determined prior to March 31 at the beginning of the performance period. Performance will be measured based on the three-year average relative to target. The payout of the Cash Award will be determined based upon the three-year average Cash Return on Invested Capital.

The three-year average performance for cash return on invested capital will be interpolated as follows to determine the final achievement percentage for each metric.

Metric	Threshold	Target	Max
Cash Return on Invested Capital	50%	100%	200%

3. Environmental, Social, and Governance

ESG will be evaluated over the three-year Performance Period against applicable targets determined prior to March 31 at the beginning of the performance period. Performance for reducing the Company’s global methane intensity will be measured against the percentage reduction of methane intensity over the Performance Period compared to a previous baseline year to deliver the three-year reduction in methane intensity using the calculation standards applicable to each country of operations. The ESG portion of the total Target RSUs will be determined based upon the three-year methane intensity reduction results.

The three-year ESG results will be interpolated as follows to determine the final achievement percentage for each metric.

Metric	Threshold	Target	Max
Reduce methane intensity	50%	100%	200%

APA Corporation

2024 Performance Share Program Agreement

This 2024 Performance Share Program Agreement (the “Agreement”) relating to a conditional grant of Restricted Stock Units and a Cash-Based Award (each, as defined in the definition section of the APA Corporation 2016 Omnibus Compensation Plan (the “Plan”)) (the “Conditional Grant”), dated as of the Grant Date set forth in the Notice of Award under the 2024 Performance Share Program attached as Schedule A hereto (the “Award Notice”), is made between APA Corporation (together with its Affiliates, the “Company”) and each Recipient. The Award Notice is included in and made part of this Agreement.

In this Agreement and each Award Notice, unless the context otherwise requires, words and expressions shall have the meanings given to them in the Plan except as herein defined.

Definitions

“409A Change of Control” means a Change of Control that constitutes, with respect to APA Corporation, a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulations Section 1.409A-3(i)(5).

“Award Notice” means the separate notice, along with Schedule B, given to each Recipient specifying the Target RSUs and Target Cash Award and other applicable performance percentage levels, performance criteria and applicable weighting percentages for that individual.

“Base Salary” means, with regard to any Recipient, such Recipient’s annual base compensation as an employee of the Company determined immediately prior to the beginning of the Performance Period, without regard to any bonus, pension, profit sharing, stock option, life insurance or salary continuation plan which the Recipient either receives or is otherwise entitled to have paid on his or her behalf.

“Conditional Grant” means the conditional entitlement, evidenced by this Agreement to receive all or a portion of the Target RSUs and the Target Cash Award and the Final RSU Amount and Final Cash Award Amount, subject to and in accordance with the provisions of this Agreement.

“Disability” or “Disabled” means the Recipient is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. Recipient agrees that a final and binding determination of “Disability” will be made by the Company’s representative under the Company’s group long-term disability plan or any successor thereto or, if there is no such representative and there is a dispute as to the determination of “Disability,” it will be decided in a court of law in Harris County, Texas.

“Fair Market Value” means the fair market value of a share of the Stock as determined by the Committee by the reasonable application of such reasonable valuation method, consistently applied, as the Committee deems appropriate; provided, however, that if the Committee has not made such determination, such fair market value shall be the per share closing price of the Stock as reported on Nasdaq or on such other exchange or electronic trading system as, on the date in question, reports the largest number of traded shares of stock; provided further, however, that, if there are no Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Stock transactions.

“Final Amount” means with regard to any Recipient, the sum of (i) the Final RSU Amount and (ii) the Final Cash Award Amount.

“Final Cash Award Amount” means with regard to any Recipient, the Target Cash Award, as specified in each Recipient’s Award Notice, times the applicable multiple factor determined under the Performance Measures at the end of the Performance Period.

“Final RSU Amount” means with regard to any Recipient, the number of Target RSUs, as specified in each Recipient’s Award Notice, times the applicable multiple factor determined under the Performance Measures at the end of the Performance Period.

“Involuntary Termination” means the termination of employment of the Recipient by the Company or its successor or an applicable Affiliate for any reason on or after a Change of Control; provided, that the termination does not result from an act of the Recipient that (i) constitutes common-law fraud, a felony, or a gross malfeasance of duty and (ii) is materially detrimental to the best interests of the Company or its successor; provided that, notwithstanding anything else in this Agreement to the contrary, an Involuntary Termination shall not be deemed to occur solely because a Recipient transfers employment from the Company to an Affiliate, from an Affiliate to the Company, or from one Affiliate to another Affiliate.

“Payout Amount” means the vested portion of the Final Amount expressed as the sum of (i) an amount of cash equal to the Fair Market Value of the shares of Stock underlying the RSUs and related Dividend Equivalents and (ii) an amount of cash equal to the Cash Award.

“Peer Group” means the group of companies or index funds selected by the Committee for purposes of this Agreement as set forth in the Award Notice. Should consolidation among any Peer Group companies in the marketplace occur during the Performance Period, the Committee will determine the appropriate adjustments to accommodate the reduced number of Peer Group companies for the Performance Period. Should a Change of Control of APA Corporation occur during the Performance Period, the Committee will determine the appropriate adjustments to measure APA Corporation’s TSR for the Performance Period. The Peer Group companies for any particular Performance Period shall be determined at the commencement of such Performance Period.

“Performance Measures” means, as set forth in the Award Notice, (i) APA Corporation’s TSR over the Performance Period compared to the TSR of the Company’s Peer Group over the Performance Period, (ii) APA Corporation’s achievement of pre-established performance goals over the Performance Period, or (iii) APA Corporation’s achievement of pre-established ESG goals over the Performance Period, as applicable. For purposes of determining TSR performance, at the end of the Performance Period, the Peer Group companies and the Company will be ranked together based on their TSR for the Performance Period from the highest TSR being number 1 to the lowest TSR being the number of Peer Group companies or index funds, including the Company, remaining in the group at the end of the Performance Period. Based on the Company’s relative TSR rank amongst the Peer Group companies or index funds for the Performance Period, a Recipient who remains employed as of the last day of the Performance Period will be issued RSUs at the close of the Performance Period as determined by the Company’s percentile rank as set forth in the Award Notice (the Final Amount). At the end of the Performance Period, the Committee shall also determine and certify the levels of other specific performance goals achieved and apply the applicable performance percentage levels and weighting percentages as set forth in the Award Notice. Based on the Company’s level of goal achievement, a Recipient who remains employed as of the last day of the Performance Period will be issued RSUs and the Cash Award, as applicable, on the day following the close of the Performance Period as determined by the Committee as set forth in the Award Notice (the Final Amount).

“Performance Period” means the three-year period as specified in the Award Notice.

“Recipient” means an Eligible Person who has been designated to receive one or more Conditional Grants in accordance with the Plan. For purposes of this Agreement, the group of Eligible Persons shall include all full-time and designated part-time employees of the Company who are employed as employees of the Company (as designated by the Company for payroll purposes), but excluding Egyptian nationals employed outside of the United States, employees categorized by the Company (for payroll purposes) as non-exempt support and field staff, leased employees, interns, or any employee of the Company who is covered under a collective bargaining agreement, unless such collective bargaining agreement specifically provides for coverage under the Plan.

“Retirement” means, with respect to a Recipient and for purposes of this Agreement, the date the Recipient terminates employment with the Company after attaining (i) age 55 and (ii) a certain combination of age and Years of Service set forth in the Matrix in Exhibit “A” attached hereto.

“Target Cash Award” means, with regard to any Recipient, such amount of the Cash Award as specified in each Recipient’s Award Notice. The amount of such Target Cash Award shall be based upon a target percentage of annual Base Salary determined at the beginning of the Performance Period derived from job level.

“Target RSUs” means, with regard to any Recipient, such number of RSUs as specified in each Recipient’s Award Notice. The number of such Target RSUs shall be based upon a target percentage of annual Base Salary determined at the beginning of the Performance Period derived from job level.

“Total Shareholder Return” or “TSR” is determined by dividing (i) the sum of the cumulative amount of a company’s dividends for the Performance Period (assuming same-day reinvestment into the company’s common stock on the ex-dividend date) and the share price of the company at the end of the Performance Period minus the share price at the beginning of the Performance Period, by (ii) the share price at the beginning of the Performance Period. The share price at the beginning of the Performance Period is the average per share closing price of a share or share equivalent on the applicable stock exchange for the three calendar months immediately preceding the beginning of the Performance Period, and the share price at the end of the Performance Period is the average per share closing price of a share or share equivalent on the applicable stock exchange for the last three calendar months of the Performance Period.

“Voluntary Termination with Cause” occurs upon a Recipient’s separation from service of his or her own volition and one or more of the following conditions occurs without the Recipient’s consent on or after a Change of Control:

(a)	There is a material diminution in the Recipient’s base compensation, compared to his or her rate of base compensation on the date of the Change of Control.

(b)	There is a material diminution in the Recipient’s authority, duties or responsibilities.

(c)

There is a material diminution in the authority, duties or responsibilities of the Recipient’s supervisor, such as a requirement that the Recipient (or his or her supervisor) report to a corporate officer or employee instead of reporting directly to the board of directors.

(d)	There is a material diminution in the budget over which the Recipient retains authority.

(e)

There is a material change in the geographic location at which the Recipient must perform his or her service, including, for example the assignment of the Recipient to a regular workplace that is more than 50 miles from his or her regular workplace on the date of the Change of Control.

The Recipient must notify the Company of the existence of one or more adverse conditions specified in clauses (a) through (e) above within 90 days of the initial existence of the adverse condition. The notice must be provided in writing to the Company or its successor, attention: Vice President, Human Resources. The notice may be provided by personal delivery or it may be sent by email, inter-office mail, regular mail (whether or not certified), fax, or any similar method. The Company’s Vice President, Human Resources, or his/her delegate shall acknowledge receipt of the notice within 5 business days; the acknowledgement shall be sent to the Recipient by certified mail. Notwithstanding the foregoing provisions of this definition, if the Company remedies the adverse condition within 30 days of being notified of the adverse condition, no Voluntary Termination with Cause shall occur.

“Years of Service” means the total number of months from the Recipient’s date of hire by the Company to the date of termination of employment, plus any months required to be recognized under an appropriate acquisition agreement, divided by 12.

Terms

1. Conditional Grant of RSUs and Cash Award. Subject to the provisions of this Agreement and the provisions of the Plan and Award Notice, the Company shall conditionally grant to the Recipient, pursuant to the Plan, a right to receive the Target RSUs and the Target Cash Award. Such Target RSUs and Target Cash Award shall be adjusted to a Final RSU Amount and Final Cash Award Amount at the end of the Performance Period based upon the results of the applicable Performance Measures, as determined by the Committee. Notwithstanding the foregoing, the Target RSUs and Target Cash Award shall be adjusted to a Final RSU Amount and Final Cash Award Amount at the conclusion of the Performance Period solely for each Recipient who remains employed or is deemed to be employed on account of Retirement as of the last day of the Performance Period. The award of the Final Amount shall give the Recipient the right, upon vesting, to receive an amount of cash equal to the sum of (a) the Fair Market Value of an equal number of shares of $0.625 par value common stock of the Company (“Stock”) to that of the number of RSUs comprising the Final RSU Amount and (b) an amount of cash equal to the Cash Award comprising the Final Cash Award Amount.

2. Vesting and Payment of Cash. Subject to the provisions of section 3, the Payout Amounts shall be payable in increments strictly in accordance with the following schedule:

(a) The entitlement to receive an amount of cash equal to the sum of (i) the Fair Market Value of the number of shares of Stock pursuant to the RSUs comprising the Final RSU Amount and (ii) an amount of cash equal to the Cash Award comprising the Final Cash Award Amount shall vest fifty percent (50%) and become payable as of the first trading day following the close of the Performance Period, provided that the Recipient remains employed as an Eligible Person on such date. Except as otherwise provided herein, such cash, subject to applicable withholding, shall be paid by the Company to the Recipient within sixty (60) days of such vesting date.

(b) The entitlement to receive the remaining fifty percent (50%) of an amount in cash equal to the sum of (i) the Fair Market Value of number of the shares of Stock pursuant to the RSUs comprising the Final RSU Amount and (ii) an amount of cash equal to the Cash Award comprising the Final Cash Award Amount shall vest and become payable as of the first trading day on or after the first anniversary of the first trading day following the close of the Performance Period, provided that the Recipient remains employed as an Eligible Person on such applicable vesting date. Except as otherwise provided herein, such cash, subject to applicable withholding, shall be paid by the Company to the Recipient within sixty (60) days of such vesting date.

3. Termination of Employment, Retirement, Death, or Disability prior to the end of the Performance Period. Except as set forth below, a cessation of employment with the Company prior to the end of the Performance Period will result in the Target RSUs and Target Cash Award being forfeited for all purposes.

(a) If the Recipient dies while employed by the Company regardless of whether Recipient has accepted the Conditional Grants, or if the Recipient is no longer employed by the Company by reason of Disability (as defined in this Agreement), during the Performance Period, the Recipient shall be entitled to an amount equal to the Target RSUs and the Target Cash Award and shall become 100% vested therein. Payment shall be made as soon as administratively practicable, but in no event (i) in the case of death, shall the payment occur later than the last day of the calendar year following the calendar year in which such death occurs or (ii) in the case of cessation of employment by reason of Disability, shall the payment occur later than thirty (30) days following the date upon which the Recipient is Disabled and is no longer employed by the Company. If clause (ii) is applicable and the payment period spans two consecutive calendar years, payment shall be made in the second calendar year of such consecutive calendar years. Such payment shall be made to the Recipient’s designated beneficiary, legal representatives, heirs, or legatees, as applicable. Each Recipient may designate a beneficiary on a form approved by the Committee.

(b) If the Recipient leaves the employment of the Company by reason of Retirement after the first three (3) months of the Performance Period (and not before) and prior to the end of the Performance Period, any Final RSU Amount and any Final Cash Award Amount not previously vested shall continue to vest following the Recipient’s termination of employment by reason of Retirement as if the Recipient remained an Eligible Person in the employ of the Company until the vesting dates set forth in section 2 above, provided that such Recipient shall be entitled to continue vesting only if such Recipient satisfies the Retirement Conditions set forth in section 6 below (except in the case of death) and only with respect to the specified percentage of any such unvested Final RSU Amount or Final Cash Award Amount set forth in Exhibit “A” for a certain combination of age and Years of Service attained by the Recipient as of the Recipient’s Retirement under the Matrix set forth in Exhibit “A”. An amount of cash equal to the sum of (i) the Fair Market Value of an equal number of shares of Stock and (ii) an amount of cash equal to the Cash Award, in each case, that vests pursuant to this section 3(b) and subject to applicable withholding, shall be paid by the Company to the Recipient who is retired, within sixty (60) days of such vesting date.

4. Termination of Employment, Retirement, Death or Disability after the end of the Performance Period. Except as set forth below, each Conditional Grant shall be subject to the condition that the Recipient has remained an Eligible Person from the award of the Conditional Grant of RSUs and the Cash Award until the applicable vesting date as follows:

(a) If the Recipient voluntarily leaves the employment of the Company (other than for reason of Retirement), or if the employment of the Recipient is terminated by the Company for any reason or no reason, any Final Amounts not previously vested shall thereafter be void and forfeited for all purposes.

(b) A Recipient shall become 100% vested in any Final RSU Amount and any Final Cash Award Amount on the date the Recipient dies while employed by the Company regardless of whether Recipient has accepted the Conditional Grant (or while continuing to vest pursuant to section 4(c) below), or on the date the Recipient is no longer employed by the Company by reason of Disability. Payment shall be made as soon as administratively practicable, but in no event (i) in the case of death, shall the payment occur later than the last day of the calendar year following the calendar year in which such death occurs or (ii) in the case of cessation of employment by reason of Disability, shall the payment occur later than thirty (30) days following the date upon which the Recipient is Disabled and is no longer employed by the Company. If clause (ii) is applicable and the payment period spans two consecutive calendar years, payment shall be made in the second calendar year of such consecutive calendar years. Such payment shall be made to the Recipient’s designated beneficiary, legal representatives, heirs, or legatees, as applicable. Each Recipient may designate a beneficiary on a form approved by the Committee.

(c) If the Recipient leaves the employment of the Company by reason of Retirement after the end of the Performance Period, any Final RSU Amount and any Final Cash Award Amount not previously vested shall continue to vest following the Recipient’s termination of employment by reason of Retirement after the end of the Performance Period as if the Recipient remained an Eligible Person in the employ of the Company until the vesting date set forth in section 2(b) above, provided that such Recipient shall be entitled to continue vesting only if such Recipient satisfies the Retirement Conditions set forth in section 6 below (except in the case of death) and only with respect to the specified percentage of such unvested Final Amounts set forth in Exhibit “A” for a certain combination of age and Years of Service attained by the Recipient as of the Recipient’s Retirement under the Matrix set forth in Exhibit “A”. An amount of cash equal to the sum of (i) the Fair Market Value of an equal number of shares of Stock and (ii) an amount of cash equal to the Cash Award, in each case, that vests pursuant to this section 4(c) and subject to applicable withholding, shall be paid by the Company to the Recipient who is retired, within sixty (60) days of such vesting date.

5. Change of Control.

(a) Pursuant to Section 13.1(c)(iii) and (d) of the Plan, the following provisions of this section 5 of the Agreement shall supersede Sections 13.1(a), (b) and (c) of the Plan. Without any further action by the Committee or the Board, in the event of the Recipient’s Involuntary Termination or Voluntary Termination with Cause which occurs (i) on or after a Change of Control and (ii) prior to the end of the Performance Period, the Recipient shall become 100% vested as of the date of such Involuntary Termination or Voluntary Termination with Cause in the Target RSUs and the Target Cash Award. Subject to section 12(b) of this Agreement, payment shall occur within thirty (30) days of the date of such Involuntary Termination or Voluntary Termination with Cause, subject to required tax withholding.

(b) In the event of a Recipient’s Involuntary Termination or Voluntary Termination with Cause occurring on or after a Change of Control which occurs after the end of the Performance Period, the Recipient shall become 100% vested in the Final RSU Amount and the Final Cash Award Amount as of the date of such Involuntary Termination or Voluntary Termination with Cause. Subject to section 12(b) of this Agreement, payment shall occur within thirty (30) days of the date of such Involuntary Termination or Voluntary Termination with Cause, subject to required tax withholding.

(c) In the event of a Change of Control following the Recipient’s termination of employment by reason of Retirement, after the first three (3) months of the Performance Period and ending on the last day of the Vesting Period, the Recipient, shall become 100% vested in the unvested Final RSU Amount and the unvested Final Cash Award Amount, each as of the date of the Change of Control. Subject to section 12(b) of this Agreement, payment shall occur within thirty (30) days of a 409A Change of Control provided that if no 409A Change of Control occurs during the Performance Period, nor during the period of continued vesting as set forth in section 3(b) and 4(c) of this Agreement, then the Final Amount shall be paid by the Company to the Recipient who is retired, within sixty (60) days of the vesting dates (in the applicable percentage amounts) set forth in section 2 of this Agreement, subject to required tax withholding. In the event of a Change of Control prior to the Recipient’s termination of employment by reason of Retirement and after the first three (3) months of the Performance Period and ending on the last day of the Vesting Period, the Recipient shall become 100% vested in the unvested Final RSU Amount and the unvested Final Cash Award Amount, each as of the date that the Recipient terminates employment by reason of Retirement. For the purpose of vesting as set forth in the prior sentence, a Recipient’s Involuntary Termination or Voluntary Termination with Cause after a Change of Control shall be deemed a termination by reason of Retirement. Subject to section 12(b) of this Agreement, if the Recipient terminates employment by reason of Retirement after a Change of Control, the Recipient shall receive payment with respect to 100% of the Final Amount within sixty (60) days of the vesting dates (in the applicable percentage amounts) as set forth in section 2 of this Agreement, subject to required tax withholding.

6. Conditions to Post-Retirement Vesting. If the Recipient has attained age 55 and a certain combination of age and Years of Service set forth in the Matrix in Exhibit “A” attached hereto and terminates employment with the Company and the Affiliates by reason of Retirement after the first three (3) months of the Performance Period, it is agreed by the Company and the Recipient that:

(a) subject to the provisions of this section 6(a) and sections 6(b) and 6(c), such Recipient shall continue to vest in the specified percentage of the unvested Final RSU Amount and the Final Cash Award Amount set forth in Exhibit “A”, for the combination of age and Years of Service attained by such Recipient as of his or her Retirement under the Matrix set forth in Exhibit “A”, following the date of his or her termination by reason of Retirement as if the Recipient continued in employment as an Eligible Person provided that the Grant Date of the unvested RSUs and the Cash Award is prior to such termination date in an amount of time which allows the Recipient to provide the written notice as follows and the Recipient has provided advance written notice not before three (3) months following the Grant Date and not less than the number of months prior to such termination date as set forth in the Schedule below to APA Corporation’s Vice President, Human Resources, or his or her delegate, and to his or her direct manager, regarding the Recipient’s intent to terminate employment for reason of Retirement; provided, however, a Recipient who is at least age 55 and attained the necessary combination of age and Years of Service under the Matrix set forth in Exhibit “A” for Retirement need not provide such advance written notice of his or her intent to terminate employment by reason of Retirement if the Company elects to require such Recipient to, or (as part of a reduction in force or otherwise in writing in exchange for a written release) offers such Recipient the opportunity to, terminate employment with the Company by reason of Retirement:

Age	Advance Written Notice
65 or older	3 months

between (and including) 55 and 64	6 months

; and it is further agreed that

(b) in consideration for the continued vesting treatment afforded to the Recipient under section 6(a), Recipient shall, after Retirement and during the period commencing on the first day following the first three (3) months of the Performance Period and ending on the last day of the Vesting Period (the “Continued Vesting Period”), refrain from becoming employed by, or consulting with, or becoming substantially involved in the business of, any business that competes with the Company or its Affiliate in the business of exploration or production of oil or natural gas wherever from time to time conducted throughout the world (a “Competitive Business”) and Recipient shall provide to the Company, upon Company’s request, (x) a written certification, in a form provided by or satisfactory to the Company, as to Recipient’s compliance with the forgoing conditions and/or (y) his/her U.S. Individual Income Tax Return for any return filed by the Recipient which relates to any time during the Continued Vesting Period to allow the Company to verify that Recipient has complied with the foregoing conditions; provided, that the Recipient may purchase and hold for investment purposes less than five percent (5%) of the shares of any Competitive Business whose shares are regularly traded on a national securities exchange or inter-dealer quotation system, and provided further, that the Recipient may provide services solely as a director of any Competitive Business whose shares are regularly traded on a national securities exchange or inter-dealer quotation system if, during the Continued Vesting Period, (i) the Recipient only attends board and board committee meetings, votes on recommendations of management, and discharges his/her fiduciary obligations under the law and (ii) the Recipient is not involved in, and does not advise or consult on, the marketing, government relations, customer relations, or the day-to-day management, supervision, or operations of such Competitive Business; and it is further agreed that

(c) in consideration for the continued vesting treatment afforded to the Recipient under section 6(a), Recipient shall, during the Continued Vesting Period, refrain from making, or causing or assisting any other person to make, any oral or written communication to any third party about the Company, any Affiliate and/or any of the employees, officers or directors of the Company or any Affiliate which impugns or attacks, or is otherwise critical of, the reputation, business or character of such entity or person; or that discloses private or confidential information about their business affairs; or that constitutes an intrusion into their seclusion or private lives; or that gives rise to unreasonable publicity about their private lives; or that places them in a false light before the public; or that constitutes a misappropriation of their name or likeness.

Notwithstanding the foregoing provisions of this section 6 of the Agreement, (i) in the event that the Recipient fails to satisfy any of the conditions set forth in sections 6(a), (b) and (c) above, the Recipient shall not be entitled to vest in the specified percentage under the Matrix set forth in Exhibit “A” in any unvested Final RSU Amount or the unvested Final Cash Award Amount after the date of Retirement and the unvested Final RSU Amount and the unvested Final Cash Award Amount subject to this Agreement shall be forfeited and (ii) the Recipient shall not have any right to continue to vest upon Retirement in any future awards granted under the Plan once the Recipient provides the notice of Retirement as set forth in section 6(a) above.

7. Prohibited Activity. In consideration for this Grant and except as permitted by Section 6(b) above, the Recipient agrees not to engage in any “Prohibited Activity” while employed by the Company or within three years after the date of the Recipient’s termination of employment. A “Prohibited Activity” will be deemed to have occurred, as determined by the Committee in its sole and absolute discretion, if the Recipient (i) divulges any non-public, confidential or proprietary information of the Company, but excluding information that (a) becomes generally available to the public other than as a result of the Recipient’s public use, disclosure, or fault, or (b) becomes available to the Recipient on a non-confidential basis after the Recipient’s employment termination date from a source other than the Company prior to the public use or disclosure by the Recipient, provided that such source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the information by contractual, legal or fiduciary obligation; (ii) directly or indirectly, consults with or becomes affiliated with, participate or engage in, or becomes employed by any business that is competitive with the Company, wherever from time to time conducted throughout the world, including situations where the Recipient solicits or participates in or assists in any way in the solicitation or recruitment, directly or indirectly, of any employees of the Company; or (iii) engages in publishing any oral or written statements about the Company, and/or any of its directors, officers, or employees that are disparaging, slanderous, libelous, or defamatory; or that disclose private or confidential information about their business affairs; or that constitute an intrusion into their seclusion or private lives; or that give rise to unreasonable publicity about their private lives; or that place them in a false light before the public; or that constitute a misappropriation of their name or likeness.

8. Payment and Tax Withholding. Upon receipt of any entitlement to cash under this Agreement and, if applicable, upon the Recipient’s attainment of eligibility to terminate employment by reason of Retirement pursuant to section 4(c), the Recipient shall make appropriate arrangements with the Company to provide for the amount of minimum tax and social security withholding, if any, required by law, including without limitation Sections 3102 and 3402 or any successor section(s) of the Internal Revenue Code and applicable state and local income and other tax laws. The payment of a Payout Amount shall be based on the sum of (a) the Fair Market Value of the shares of Stock on the applicable date of vesting and (b) an amount of cash equal to the Cash Award to which such tax withholding relates. Where appropriate, cash shall be withheld by the Company to satisfy applicable tax withholding requirements rather than paid directly to the Recipient.

9. Non-Transferability of Conditional Grant and Unvested Final Amount. The Conditional Grant and any unvested Final Amount shall not be transferable otherwise than by testamentary will or the laws of descent and distribution, or in accordance with a valid beneficiary designation on a form approved by the Committee, subject to the conditions and exceptions set forth in Section 15.2 of the Plan.

10. No Right to Continued Employment. Neither the RSUs, the Cash Award, or the cash payment pursuant to a Conditional Grant nor any terms contained in this Agreement shall confer upon the Recipient any express or implied right to be retained in the employment or service of the Company for any period, nor restrict in any way the right of the Company, which right is hereby expressly reserved, to terminate the Recipient’s employment or service at any time for any reason or no reason. The Recipient acknowledges and agrees that any right to receive RSUs, the Cash Award, or cash pursuant to a Conditional Grant is earned only by continuing as an employee of the Company at the will of the Company, or satisfaction of any other applicable terms and conditions contained in the Plan and this Agreement, and not through the act of being hired, being granted the Conditional Grant, or acquiring RSUs, the Cash Award, or cash pursuant to the Conditional Grant hereunder.

11. The Plan. In consideration for these Conditional Grants, the Recipient agrees to comply with the terms of the Plan and this Agreement. This Agreement is subject to all the terms, provisions and conditions of the Plan, which are incorporated herein by reference, and to such regulations as may from time to time be adopted by the Committee. The Conditional Grants are Cash-Based Awards under Section 10 of the Plan and are subject to the provisions of the Plan governing Performance Awards. Unless defined herein, capitalized terms are used herein as defined in the Plan. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Plan and the prospectus describing the Plan can be found on the Company’s HR intranet and the Plan document can be found on Fidelity’s website (netbenefits.fidelity.com). A paper copy of the Plan and the prospectus shall be provided to the recipient upon the Recipient’s written request to the Company at 2000 Post Oak Blvd., Suite 100, Houston, Texas 77056-4400, Attention: Corporate Secretary.

12. Compliance with Laws and Regulations.

(a) The Conditional Grants and any obligation of the Company to deliver RSUs, the Cash Award, and cash hereunder shall be subject in all respects to (i) all applicable laws, rules and regulations and (ii) any registration, qualification, approvals or other requirements imposed by any government or regulatory agency or body which the Committee shall, in its discretion, determine to be necessary or applicable.

(b) These Conditional Grants are intended to comply with, or be exempt from, the applicable requirements of Section 409A of the Code and the rules and regulations issued thereunder and shall be administered accordingly. Notwithstanding anything in this Agreement to the contrary, if the RSUs or Cash Award constitute “deferred compensation” under Section 409A of the Internal Revenue Code and any RSUs or the Cash Award become payable pursuant to the Recipient’s termination of employment, settlement of the RSUs and the Cash Award shall be delayed for a period of six months after the Recipient’s termination of employment if the Recipient is a “specified employee” as defined under Code Section 409A(a)(2)(B)(i) and if required pursuant to Section 409A of the Internal Revenue Code. If settlement of the RSUs and Cash Award is delayed, the RSUs and Cash Award shall be settled on the first day of the first calendar month following the end of the six-month delay period. If the Recipient dies during the six-month delay, the RSUs and Cash Award shall be settled and paid to the Recipient’s designated beneficiary, legal representatives, heirs or legatees, as applicable, as soon as practicable after the date of death. Notwithstanding any provision to the contrary herein, payments made with respect to these Conditional Grants may only be made in a manner and upon an event permitted by Section 409A of the Internal Revenue Code, and all payments to be made upon a termination of employment hereunder may only be made upon a “separation from service,” as such term is defined in Section 11.1 of the Plan. Recipient shall not have any right to determine a date of payment of any amount under this Agreement. This Agreement may be amended without the consent of the Recipient in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Internal Revenue Code. If the Grant and this Agreement is subject to Section 409A of the Internal Revenue Code and the rules and regulations issued thereunder, and, except as set forth in section 5(a), the vesting date shall be the “designated payment date” or “specified date” under Treasury Regulation 1.409A-3(d).

13. Notices. Unless otherwise provided in this Agreement, all notices by the Recipient or the Recipient’s assignees shall be addressed to the Administrative Agent, Fidelity, through the Recipient’s account at netbenefits.fidelity.com, or such other address as the Company may from time to time specify. All notices to the Recipient shall be addressed to the Recipient at the Recipient’s address in the Company’s records.

14. Other Plans. The Recipient acknowledges that any income derived from the Conditional Grant shall not affect the Recipient’s participation in, or benefits under, any other benefit plan or other contract or arrangement maintained by the Company or any Affiliate.

15. Terms of Employment. The Plan is a discretionary plan. The Recipient hereby acknowledges that neither the Plan nor this Agreement forms part of the Recipient’s terms of employment and nothing in the Plan may be construed as imposing on the Company or any Affiliate a contractual obligation to offer participation in the Plan to any employee of the Company or any Affiliate. The Company or any Affiliate is under no obligation to make further Grants to any Recipient under the Plan. The Recipient hereby acknowledges that if the Recipient ceases to be an employee of the Company or any Affiliate for any reason or no reason, the Recipient shall not be entitled by way of compensation for loss of office or otherwise howsoever to any sum.

16. Data Protection. By accepting this Agreement (whether by electronic means or otherwise), the Recipient hereby consents to the holding and processing of personal data provided by the Recipient to the Company for all purposes necessary for the operation of the Plan. These include, but are not limited to:

(a) administering and maintaining Recipient records;

(b) providing information to any registrars, brokers or third party administrators of the Plan; and

(c) providing information to future purchasers of the Company or the business in which the Recipient works.

17. Clawback Policy. If required by the Sarbanes-Oxley Act of 2002 and/or by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, each Recipient’s Award shall be conditioned on repayment or forfeiture in accordance with applicable law. In addition, the Company’s Executive Compensation Clawback Policy is hereby incorporated by reference and shall form a part of this Agreement and each Recipient’s Award shall be subject to such Policy. In connection with an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, Awards and payments in connection with Awards granted under this Agreement may be subject to recovery and Recipient may be required to repay to the Company all or a portion of any Award or payments received in connection with any Award hereunder. In the event that the Company determines to seek recovery with respect to an Award under this Agreement, the Company will determine the appropriate means of recovery, which may vary, without limitation, between Recipients or based on the nature of the applicable incentive compensation, and which may involve, without limitation, establishing a deferred repayment plan or set off against current or future compensation otherwise payable to an affected Recipient. The amount of any applicable repayment shall be determined without regard to income taxes paid by the

Recipient or by the Company on the Recipient’s behalf in connection with such Award; provided, however, the Recipient may be entitled, if allowed under applicable laws, rules, and regulations, to a deduction for the tax year within which such amounts are repaid, and as a result, the timing of recovering the tax refund portion of such Award pursuant to the foregoing sentence shall (to the maximum extent practicable) be deferred to incorporate the timing of any such tax refund.

18. Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

*****

APA Corporation

Executive Compensation Clawback Policy

OUR POLICY

The Company has adopted this Policy for the purpose of complying with the applicable recoupment provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act). This Policy applies to Incentive Compensation that is Received by a Covered Individual on or after October 2, 2023 (the Effective Date).

Recoupment Trigger

If the Company is required to prepare an Accounting Restatement, then the Company shall recover, reasonably promptly from each Covered Individual, any Erroneously Awarded Compensation that was Received by such Covered Individual during the Look-Back Period. Notwithstanding anything herein to the contrary, this Policy shall be deemed automatically and unilaterally amended to the minimum extent necessary to comply with the applicable listing standards to which the Company is listed.

The Committee may at any time suspend, amend, or terminate this Policy to the minimum extent necessary to comply with applicable laws. The Committee has the sole discretion to interpret and enforce this Policy, which will be interpreted to be automatically amended to the minimum extent necessary to comply with the provisions of the Dodd-Frank Act’s clawback requirements.

Enforcement and Impracticability

The Committee shall recover any Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Committee in accordance with Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the Exchange Act), and the listing standards of the national securities exchange on which the Company’s securities are listed. To the extent the Committee determines to enforce recoupment, (i) the Committee shall provide the Covered Individual written notice of its intent to recoup Incentive Compensation under this Policy, along with a reasonable timeline within which the Covered Individual must respond given all the applicable facts and circumstances, (ii) to the extent the Covered Individual does not intend to comply with such recoupment efforts, he or she must respond to the Committee in writing detailing the reasons why non-compliance is warranted and such response must be provided to the Committee within fifteen (15) business days from the Covered Individual receiving the Committee’s initial notice, and (iii) if the Committee disagrees with the Covered Individual’s assertions, then the Committee must respond to the Covered Individual in writing detailing such reasons within the fifteen (15) business days immediately following its receipt of the Covered Individual’s written response.

Means of Recovery

With respect to recovery of Erroneously Awarded Compensation and subject to the requirement that recovery be made reasonably promptly, the Committee will determine the appropriate means of recovery, which may vary, without limitation, between Covered Individuals or based on the nature of the applicable Incentive Compensation, and which may involve, without limitation, establishing a deferred repayment plan or set off against current or future compensation otherwise payable to the Covered Person.

Recovery of Erroneously Awarded Compensation will be made without regard to income taxes paid by the Covered Individual or by the Company on the Covered Individual’s behalf in connection with such Erroneously Awarded Compensation; provided, however, the Covered Individual may be entitled to a deduction (pursuant to the “claim of right doctrine” or Section 1341 of the Internal Revenue Code of 1986, as amended) for the tax year within which Erroneously Awarded Compensation is repaid, and as a result, the timing of recovering the tax refund portion of Erroneously Awarded Compensation pursuant to the foregoing sentence shall (to the maximum extent practicable) be deferred to incorporate the timing of any such tax refund.

Compensation Not Covered by this Policy

This Policy does not apply to Incentive Compensation that was Received before the Effective Date and does not apply to Incentive Compensation that was Received by a Covered Individual before becoming a Covered Individual.

No Indemnification or Company-Paid Insurances

The Company will not indemnify or reimburse any Covered Individual against or for the loss of Erroneously Awarded Compensation and will not pay or reimburse any Covered Individual for the purchase of a third-party insurance policy to fund potential recovery obligations.

Defined Terms

Except as otherwise provided above, the following definitions apply to this Policy:

Accounting Restatement means a requirement that the Company prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Changes to the Company’s financial statements that do not represent error corrections are not an Accounting Restatement, including (i) retrospective application of a change in accounting principle, (ii) retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization, (iii) retrospective reclassification due to a discontinued operation, (iv) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control, and (v) retrospective revision for stock splits, reverse stock splits, stock dividends, or other changes in capital structure.

Company means APA Corporation, a Delaware corporation.

Covered Individual means, whether former or current, the (i) named executive officers of the Company, (ii) each “executive officer” of the Company (as such term is defined under Section 16 of the Exchange Act), and (iii) any other officer of the Company or any of its subsidiaries that is designated by the Committee as being subject to this Policy prior to the Company’s discovery of the Accounting Restatement.

Erroneously Awarded Compensation means the amount of Incentive Compensation that was Received that exceeds the amount of Incentive Compensation that otherwise would have been Received had the amount of Incentive Compensation been determined based on the restated Financial Reporting Measures, computed without regard to any taxes paid by the Covered Individual, reduced by the amount of such Incentive Compensation that is recovered by the Company from such Covered Individual pursuant to Section 304 of Sarbanes-Oxley Act of 2002, any other law, rule or regulation, or any other means. For Incentive Compensation based on total shareholder return or Company stock price, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of Erroneously Awarded Compensation will be based on a reasonable estimate by the Committee of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive Compensation was Received. The Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to Nasdaq if required.

Financial Reporting Measures means (i) measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measures that are derived wholly or in part from such measures (whether or not such measures are presented within the Company’s financial statements or included in a filing made with the U.S. Securities and Exchange Commission), (ii) Company stock price, and (iii) Company total shareholder return.

Incentive Compensation means the following compensation to the extent earned, paid, granted, or vested wholly (or in part) upon the attainment of any Financial Reporting Measure of the Company: a Covered Individual’s cash bonus awarded under the Company’s annual incentive plan and any equity-based awards granted pursuant to the Company’s long-term incentive plans (including cash or stock dividends paid on such equity-based awards).

Look-Back Period means the three completed fiscal years immediately preceding the earlier of (i) the date the Company’s Board of Directors (the Board), a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement. In addition, if there is a change in the Company’s fiscal year end, the Look-Back Period will also include any transition period to the extent required by Nasdaq Rule 5608.

Received means, with respect to Incentive Compensation of a Covered Individual, the fiscal year to which the Financial Reporting Measure is attained, irrespective of whether the Incentive Compensation is subject to additional time or non-financial performance vesting conditions.

Exhibit “A”